Exhibit 10.1

AGREEMENT TO TERMINATE REGISTRATION RIGHTS AGREEMENT

This Agreement to Terminate Registration Rights Agreement (this “Agreement”) is made and entered into as of January 4, 2011, by and between Hudson Holding Corporation, a Delaware corporation (the “Company”), and Seaport Hudson LLC, a Delaware limited liability company (the “Investor”).

WHEREAS, the Investor and the Company have entered into a Registration Rights Agreement, dated as of June 20, 2008 (the “Registration Rights Agreement”), which governs, among other things, certain terms and conditions of the sale of Warrant Shares (as defined in the Registration Rights Agreement) owned by the Investor, from time to time, in registered public offerings;

WHEREAS, the Company is considering a proposal from Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the “Parent”), for the acquisition of the Company, pursuant to which the Company would merge with and into a subsidiary of Parent, with the subsidiary of Parent surviving the transaction (the “Merger”); and

WHEREAS, in furtherance thereof, the Investor and the Company believe that it is in their best interests to terminate the Registration Rights Agreement, as prescribed below, upon closing of the Merger.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, the Company and the Investor hereby agree as follows:

1. Termination of Registration Rights Agreement. The Registration Rights Agreement is hereby terminated effective upon the Effective Time (as defined in the Agreement and Plan of Merger to be entered concerning the Merger); provided, however, the provisions contained in Sections 6 and 7 of the Registration Rights Agreement shall survive and remain in effect notwithstanding such termination.

2. Governing Law. This Agreement shall be governed and construed under the laws of the State of New York, without reference to its choice of law or conflict of law rules.

3. Assignment. This Agreement will obligate and benefit the parties and their respective successors and assigns. Neither party may assign this Agreement, or any rights under this Agreement, except that this Agreement and rights under this Agreement may be assigned to Parent, without the prior written consent of the other party, which the other party may withhold in its reasonable discretion.

4. Miscellaneous. This Agreement contains the complete and exclusive statement of the agreement of the parties and supersedes all prior agreements and communications, whether oral or in writing, between the parties with respect to the subject matter of this Agreement. No amendment or modification of this Agreement will be effective unless made in a writing signed on behalf of both the Investor and the Company. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such counterparts shall together constitute one and the same instrument.

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D-10_20110110-3180-6DF498C2

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

SEAPORT HUDSON LLC

By:	/s/ Jonathan Silverman
	Name:	Jonathan Silverman
	Title:	General Counsel

HUDSON HOLDING CORPORATION

By:	/s/ Tony Sanfilippo
	Name:	Tony Sanfilippo
	Title:	Chief Executive Officer

Signature Page to Agreement to Terminate Registration Rights Agreement